Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Stagwell Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Stagwell Inc. (the “Company”) of our reports dated March 16, 2021, relating to the consolidated financial statements and schedules and the effectiveness of MDC Partners Inc.’s internal control over financial reporting, of MDC Partners Inc. appearing in MDC Partners Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO USA, LLP

New York, New York

October 12, 2021